Exhibit 2.1

FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

This FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “First Amendment”) is entered into as of January 14, 2022, by and among Omnichannel Acquisition Corp., a Delaware corporation (“SPAC”), Omnichannel Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Kin Insurance, Inc., a Delaware corporation (the “Company” and, together with SPAC and Merger Sub, the “Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of July 19, 2021 (as may be amended, modified or supplemented from time to time, the “Agreement”);

WHEREAS, pursuant to Section 5.1 of the Agreement, SPAC has consented to the issuance of certain Company Restricted Stock (as defined herein) and Company Restricted Stock Units (as defined herein) by the Company;

WHEREAS, the Parties desire to amend the Agreement in accordance with Section 8.3 thereof as more fully set forth herein in order to provide for the treatment of such Company Restricted Stock and Company Restricted Stock Units as of the Effective Time; and

WHEREAS, the Parties also desire to amend the Agreement to establish a revised Termination Date and to provide the Company with a right to terminate the Agreement in the event SPAC Stockholder Redemptions exceed a certain amount.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

1. Amendment.

(a) The following definitions are added to Section 1.1 of the Agreement as follows:

“Aggregate Transaction Proceeds” means an amount equal to (a) the aggregate cash proceeds available for release to SPAC from the Trust Account in connection with the Transactions (after, for the avoidance of doubt, giving effect to all of the SPAC Stockholder Redemptions but before release of any other funds) plus (b) the PIPE Financing Amount plus (c) the aggregate proceeds received from the consummation of an Alternative Financing plus (d) the aggregate proceeds received from the sales or issuances of the Company’s Equity Securities by the Company occurring after July 19, 2021 plus (e) the amount of any SPAC Expenses and/or Company Expenses that would have been owed at Closing but have been cancelled, waived or forfeited by the Person entitled to receive such SPAC Expenses and/or Company Expenses (including any such cancellation, waiver or forfeiture for which such Person has agreed to receive a number of Sponsor Shares that is less than or equal to the amount of such SPAC Expenses so cancelled, waived or forfeited, divided by $10.00 per share and provided that the recipient of such Sponsor Shares agrees in writing to the same transfer restrictions applicable to the Sponsor following the Closing); provided, however, that only the amount of SPAC Expenses and/or Company Expenses that have been cancelled, waived or forfeited that are below the estimated SPAC Expenses and/or Company Expenses set forth on Schedule 1.1 shall be included in determining “Aggregate Transaction Proceeds” less (f) the amount of any actual SPAC Expenses and/or Company Expenses that exceed the estimated SPAC Expenses and/or Company Expenses set forth on Schedule 1.1 plus (g) any other cash of SPAC that will be on hand at the Closing.

“Company Restricted Stock Award” means an award of shares of Company Common Stock outstanding under the Company Equity Plan that is subject to any vesting, forfeiture or other lapse restrictions.

“Company Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one share of Company Common Stock or an amount in cash or other consideration in lieu thereof equal to the fair market value of a share of Company Common Stock, subject to certain vesting conditions and other restrictions.

(b) A new Section 2.10 is hereby added to the Agreement as follows:

Section 2.10 Treatment of Company Restricted Stock. Effective as of the Effective Time, each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time shall be converted into a restricted stock award relating to Post-Closing SPAC Shares (each, a “SPAC Restricted Stock Award”) with substantially the same terms and conditions (but taking into account any changes thereto provided for in the Company Equity Plan, in any award agreement or in such Company Restricted Stock award by reason of this Agreement or the transactions contemplated hereby) as were applicable to such Company Restricted Stock Award immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, except that such SPAC Restricted Stock Award shall represent a right to receive a number of Post-Closing SPAC Shares determined by multiplying the number of shares of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time by the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. As of the Effective Time, all Company Restricted Stock Awards shall no longer be outstanding and each holder of SPAC Restricted Stock Awards shall cease to have any rights with respect to such Company Restricted Stock Awards.

(c) A new Section 2.11 is hereby added to the Agreement as follows:

Section 2.11 Treatment of Company Restricted Stock Units. Effective as of the Effective Time, each Company Restricted Stock Unit award (whether vested or unvested) that is outstanding immediately prior to the Effective Time shall be converted into an award of restricted stock units relating to Post-Closing SPAC Shares (each, a “SPAC Restricted Stock Unit Award”) with substantially the same terms and conditions (but taking into account any changes thereto provided for in the Company Equity Plan, in any award agreement or in such Company Restricted Stock Unit award by reason of this Agreement or the transactions contemplated hereby) as were applicable to such Company Restricted Stock Unit award immediately prior to the Effective Time, including with respect to vesting and termination-related provisions with such adjustments to any performance-vesting metrics as deemed necessary and appropriate by the Company (and reasonably acceptable to SPAC), except that such SPAC Restricted Stock Unit Award shall represent a right to receive a number of Post-Closing SPAC Shares determined by multiplying the number of shares of Company Common Stock subject to such Company Restricted Stock Unit award immediately prior to the Effective Time by the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. As of the Effective Time, all Company Restricted Stock Unit awards shall no longer be outstanding and each holder of SPAC Restricted Stock Unit Awards shall cease to have any rights with respect to such Company Restricted Stock Unit awards.

(d) Section 5.8 of the Agreement is hereby amended as follows:

“Section 5.8  SPAC Stockholder Approval. SPAC shall use its reasonable best efforts to, as promptly as practicable, (i) establish the record date for, duly call, give notice of, convene and hold a meeting of the SPAC Stockholders (the “SPAC Stockholders Meeting”) in accordance with the Governing Documents of SPAC and the DGCL, (ii) after the Registration Statement / Proxy Statement is declared effective under the Securities Act, cause the proxy statement contained therein to be disseminated to the SPAC Stockholders and (iii) after the Registration Statement / Proxy Statement is declared effective under the Securities Act, solicit proxies from the SPAC Stockholders to vote in accordance with the SPAC Board Recommendation, and, if applicable, any approvals related thereto, and providing the SPAC Stockholders with the Offer. SPAC shall, through approval of its board of directors, recommend to its shareholders (the “SPAC Board Recommendation”), (i) the adoption and approval of this Agreement and the Transactions (including the issuance of the Per Share Consideration hereunder); (ii) the adoption and approval of the Second Amended and Restated SPAC Certificate of Incorporation, (iii) to the extent required by NYSE listing rules, approval of the issuance of the Per Share Consideration together with the Post-Closing SPAC Shares to be issued pursuant to the Subscription Agreements, (iv) the approval and adoption of the SPAC Incentive Equity Plan (as defined below), (v) the adoption and approval of each other proposal that either the SEC or NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (vi) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions; and (vii) the adoption and approval of a proposal for the adjournment of the SPAC Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (vii) together, the “Transaction Proposals”); provided, that SPAC may adjourn the SPAC Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the SPAC Stockholder Approval, (B) for the absence of a quorum, or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that SPAC has determined, based on the advice of outside legal counsel, is reasonably likely to be required or advisable under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the SPAC Stockholders prior to the SPAC Stockholders Meeting (including, for the avoidance of doubt, as a result of the SPAC entering into any new Subscription Agreement or other alternative arrangement in accordance with Section 5.13(d); provided that, without the consent of the Company, in no event shall SPAC adjourn the SPAC Stockholders Meeting (x) more than one (1) time from the date the SPAC Stockholders Meeting is initially duly called to order and convened in order to solicit additional proxies for the purpose of obtaining the SPAC Stockholder Approval or (y) for more than fifteen (15) Business Days later than the most recently adjourned meeting. The SPAC Board Recommendation shall be included in the Registration Statement / Proxy Statement. Except as otherwise required by applicable Law, SPAC covenants that none of the SPAC Board or SPAC nor any committee of the SPAC Board shall change, withdraw, withhold or modify, or propose publicly or by formal action of the SPAC Board, any committee of the SPAC Board or SPAC to change, withdraw, withhold or modify the SPAC Board Recommendation or any other recommendation by the SPAC Board or SPAC of the proposals set forth in the Registration Statement / Proxy Statement (a “SPAC Change in Recommendation”).”

(e) Section 7.1(d) of the Agreement is hereby amended as follows:

“(d) by either SPAC or the Company, if the Transactions shall not have been consummated on or prior to February 14, 2022 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to SPAC if SPAC’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the Transactions on or before the Termination Date, (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company (x) if either the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the Transactions on or before the Termination Date, (y) if a Supporting Company Stockholder’s breach of its covenants or obligations under the Transaction Support Agreement shall have proximately caused the failure to consummate the Transactions on or before the Termination Date, or (z) until the earlier of (i) the seventh (7) Business Day following the date of the SPAC Stockholders Meeting or (ii) April 19, 2022.”

2. Confirmation. Except as otherwise provided herein, the provisions of the Agreement shall remain in full force and effect in accordance with their respective terms following the execution of this First Amendment.

3. Governing Law; Parties in Interest; Waiver of Jury Trial. Section 8.5, Section 8.9 and Section 8.15 of the Agreement are hereby incorporated by reference into this First Amendment, mutatis mutandis.

4. Headings. The descriptive headings contained in this First Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this First Amendment.

5. Counterparts. This First Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this First Amendment by electronic means, including DocuSign, e-mail, or scanned pages, shall be effective as delivery of a manually executed counterpart to this First Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this First Amendment to Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

OMNICHANNEL ACQUISITION CORP.

By:	/s/ Matt Higgins
Name:	Matt Higgins
Title:	Chief Executive Officer

OMNICHANNEL MERGER SUB, INC.

By:	/s/ Matt Higgins
Name:	Matt Higgins
Title:	President

KIN INSURANCE, INC.

By:	/s/ Sean Harper
Name:	Sean Harper
Title:	Chief Executive Officer

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